Exhibit 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 9, 2025 (the “Effective Date”), by and between 3i, LP, a Delaware limited partnership, as secured party seller (in such capacity, “Seller”) on the one hand, and Velocity Bioworks, Inc. (“Buyer”), a Delaware corporation and wholly-owned subsidiary of Tivic Health Systems, Inc., a Delaware corporation (“Parent”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Scorpius Holdings, Inc., a Delaware corporation (the “Borrower”) together with its affiliated guarantors, Pelican Therapeutics, Inc; Scorpius Biomanufacturing, Inc., Skunkworxs Bio, Inc., Heat Biologics I, Inc., Heat Biologics III, Inc., Heat Biologics IV, Inc., Zolovax, Inc., Abacus Biotech, Inc., and Blackhawk Bio, Inc. (collectively, the “Guarantors”), all Delaware corporations, is indebted to certain secured parties (the “Secured Parties”) under certain senior secured notes and related security agreements (the “Secured Loan Documents”) for which Seller acts as collateral agent.

B. Pursuant to Article 9 of the Uniform Commercial Code as in effect in the applicable jurisdictions (the “UCC”), Seller has exercised and/or is exercising its rights and remedies with respect to certain collateral of the Borrower and Guarantors as described herein and in the schedules hereto.

C. On October 15, 2025, Seller (or its sale advisor) issued a Notice of Bid Deadline and Auction for the disposition of the Borrower’s collateral, and on November 24, 2025, conducted an auction in accordance with such notice (the “Auction”).

D. Parent submitted a bid on November 21, 2025, for the purchase of certain assets, and Seller has selected Parent as the successful bidder for such assets, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Purchase and Sale of Assets

1.1 Purchased Assets. On the terms and subject to the conditions of this Agreement, at the Closing (as defined below), Seller shall sell, transfer, convey, and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title, and interest, if any and to the extent of Seller’s interest, in and to the assets identified on Exhibit A (the “Purchased Assets”), free and clear of all liens, claims, and encumbrances as provided under UCC § 9-617.

1.2 No Assumption of Liabilities; Limited Assumed Obligations. Buyer does not assume and shall not be liable for any liabilities or obligations of Seller, the Borrower, or any affiliate thereof of any kind, character, or description, whether known or unknown, contingent, matured, unmatured, or otherwise, including any liabilities arising prior to the Closing or in respect of the period prior to the Closing (collectively, “Excluded Liabilities”). For the avoidance of doubt, Buyer shall be responsible after the Closing solely for obligations arising after the Closing under any executory agreements that Buyer expressly agrees in writing to assume following Closing (the “Assumed Contracts”), and only to the extent such obligations first accrue and are required to be performed after the Closing and solely to the extent such Assumed Contracts are assignable under applicable law without the necessity of consent or with any required consent obtained.

2. Purchase Price; Payment; Allocation

2.1 Purchase Price. The aggregate purchase price for the Purchased Assets is $16,253,147.10 (the “Purchase Price”).

2.2 Form of Consideration. At the Closing, Buyer shall deliver the Purchase Price to Seller. For the avoidance of doubt, the foregoing may constitute, and Seller may treat such consideration as, a credit bid of the Secured Obligations to the fullest extent permitted by law and the Sale Procedures.

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2.3 Allocation. The Parties shall reasonably allocate the Purchase Price among the Purchased Assets for tax reporting purposes in accordance with Section 1060 of the Internal Revenue Code and applicable regulations. Each Party shall report the transaction consistently with such allocation.

3. Closing; Deliveries

3.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on December 10, 2025, or such other date as the Parties may agree in writing, and may occur by electronic exchange of executed documents. The effective time of Closing shall be 12:01 a.m. (Eastern Time) on the Closing date (the “Closing”).

3.2 Seller Deliverables. At the Closing, Seller shall deliver to Buyer:

(a) a secured party bill of sale (the “Secured Party Bill of Sale”) in the form attached as Exhibit A, duly executed by Seller; and

(b) such other instruments of transfer that Seller has in its possession and control and is permitted to deliver without cost or liability to Seller, in each case as may be reasonably necessary to transfer the Purchased Assets to Buyer pursuant to this Agreement.

3.3 Buyer Deliverables. At the Closing, Buyer shall deliver to Seller:

(a) the Purchase Price; and

(b) the Secured Party Bill of Sale, duly executed by Buyer.

3.4 Possession and Risk of Loss. Risk of loss and title to the Purchased Assets shall pass to Buyer at the Closing, provided, however, that Seller shall reasonably cooperate to provide such evidence of title and transfer instruments as are in Seller’s possession and control.

3.5 UCC-3 Termination Statement Filings. Seller will, promptly after Closing (but in any event no later than five (5) business days following the Closing), file UCC-3 termination statements and any similar documents with the appropriate filing offices to terminate all security interests and liens granted to the Secured Parties under the Secured Loan Documents with respect to the Purchased Assets; provided that the Company and its advisors shall have a reasonable opportunity to review such UCC-3 termination statements prior to filing.

4. Article 9 Sale; “As Is, Where Is”; No Recourse

4.1 Article 9. Buyer acknowledges and agrees that the sale of the Purchased Assets is being made by Seller in its capacity as collateral agent under Article 9 of the UCC, following a disposition process intended to be commercially reasonable under UCC § 9-610, and that upon consummation of the sale, Buyer shall take the Purchased Assets free and clear as provided by UCC § 9-617.

4.2 As Is, Where Is. THE PURCHASED ASSETS ARE SOLD “AS IS,” “WHERE IS,” AND WITHOUT ANY REPRESENTATIONS, WARRANTIES, OR RECOURSE.

4.3 No Recourse; No Indemnities. Buyer acknowledges and agrees that:

(a) there are no representations, warranties, covenants, or indemnities of any kind by Seller, the Secured Parties, the Borrower, or any of their respective affiliates, equityholders, directors, officers, employees, agents, advisors, or representatives (collectively, the “Seller Parties”);

(b) Buyer has conducted such diligence as it deems necessary and is relying solely on its own investigation and judgment; and

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(c) there shall be no recourse against any Seller Party for any claims, losses, or liabilities arising out of or relating to this Agreement, the Purchased Assets, or the transactions contemplated hereby.

4.4 No Successor Liability. Buyer is not and shall not be deemed a successor to Seller or the Borrower, and the transactions contemplated hereby are not a de facto merger, consolidation, or continuation of the Borrower or any of its businesses. Buyer shall not assume, and shall not be responsible for, any Excluded Liabilities or any liabilities of the Borrower or any other Person.

5. Consents; Further Assurances

5.1 Consents. Buyer shall be solely responsible for obtaining, at its cost and expense, any third-party consents, approvals, or authorizations required to assign any contracts or to use any Purchased Assets after the Closing. Seller shall reasonably cooperate, at no cost or liability to Seller, to support Buyer’s efforts to obtain such consents.

5.2 Further Assurances. Following the Closing, and without expanding any obligations or liabilities of Seller, Seller shall execute and deliver to Buyer such confirmatory transfer instruments as are in Seller’s possession and control and reasonably requested by Buyer to evidence the transfer of the Purchased Assets, provided that Seller shall not be obligated to incur any expense, provide any representation, warranty, or indemnity, or commence or defend any proceeding.

6. Taxes; Fees; Expenses

6.1 Transfer Taxes. Buyer shall be responsible for, and shall timely pay, any sales, use, transfer, documentary, stamp, recording, filing, or similar taxes or fees arising from the transfer of the Purchased Assets, together with any related interest or penalties. The Parties shall reasonably cooperate to claim any available exemptions.

6.2 Expenses. Each Party shall bear its own fees, costs, and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

7. Notices

All notices under this Agreement shall be in writing and deemed given when delivered by hand, by nationally recognized overnight courier, or by email (with confirmation of transmission), to the addresses set forth below, or to such other address as a Party may designate by notice:

If to Buyer:

Velocity Bioworks, Inc.

c/o Tivic Health Systems, Inc.

47685 Lakeview Blvd.

Fremont, California 94538

Attention: Jennifer Ernst

Email: jennifer.ernst@tivichealth.com

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With a copy (which shall not constitute notice) to:

Snell & Wilmer L.L.P.

3611 Valley Centre Drive, Suite 500

San Diego, California 92130

Attention: Christopher L. Tinen

Email: ctinen@swlaw.com

If to Seller:

Cahill Gordon & Reindel LLP

32 Old Slip

New York, New York 10005

Attention: Joel H. Levitin, Esq.

Email: jlevitin@cahill.com

8. Conditions to Closing

8.1 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated hereby are subject to:

(a) Seller’s delivery of the instruments specified in Section 3.2; and

(b) the absence of any law or order in effect on the Closing that enjoins consummation of the transactions.

8.2 Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated hereby are subject to:

(a) Buyer’s delivery of the Purchase Price; and

(b) the absence of any law or order in effect on the Closing that enjoins consummation of the transactions.

9. Confidentiality; Public Announcements

To the extent applicable, the Parties shall continue to be bound by any confidentiality obligations under existing nondisclosure agreements. Public announcements regarding this Agreement or the transactions shall require the prior written consent of the other Party, except as required by applicable law or SEC rules (in which case the disclosing Party shall, to the extent practicable, consult with the other Party in advance).

10. Miscellaneous

10.1 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the documents delivered at Closing, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, whether oral or written.

10.2 Amendments; Waivers. This Agreement may be amended, modified, or waived only by a written instrument signed by the Party against whom enforcement is sought.

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10.3 Governing Law; Venue. This Agreement and any dispute, claim, or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles. Each Party submits to the exclusive jurisdiction of the state and federal courts located in New York City, New York, for any such dispute.

10.4 Assignment. Buyer may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Seller. Seller may assign this Agreement in whole or in part to any successor collateral agent or transferee of the Secured Obligations.

10.5 No Third-Party Beneficiaries. Except for the Seller Parties who are express third-party beneficiaries of Section 4.3 and Section 4.4, nothing in this Agreement is intended to confer upon any Person other than the Parties any rights or remedies.

10.6 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by electronic transmission shall be deemed original signatures.

10.7 Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect.

10.8 Time of the Essence. Time is of the essence with respect to all dates and time periods set forth or referred to herein.

10.9 Interpretation. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. “Including” means “including without limitation.”

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SELLER:

3i, LP, a Delaware limited partnership,

as secured creditor of the Borrower and the Guarantors

By: 3i Management LLC, its general partner

By: __/s/ Maier J. Tarlow_____________________

Name: Maier J. Tarlow

Title: Manager

BUYER:

VELOCITY BIOWORKS, INC., a Delaware corporation

and wholly-owned subsidiary of Parent

By: ___/s/ Jennifer Ernst________________________

Name: Jennifer Ernst

Title: Chief Executive Officer

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Exhibit A

Secured Party Bill of Sale

[Attached]

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SECURED PARTY BILL OF SALE

UNIFORM COMMERCIAL CODE ARTICLE 9

THIS SECURED PARTY BILL OF SALE (this “Bill of Sale”), made and entered into as of December 9, 2025, is hereby delivered by 3i, LP, a Delaware limited partnership, as secured party seller (the “Seller”) of the assets of (i) borrower Scorpius Holdings Inc. (the “Borrower”), a Delaware corporation, and (ii) its affiliated guarantors, Pelican Therapeutics, Inc; Scorpius Biomanufacturing, Inc., Skunkworxs Bio, Inc., Heat Biologics I, Inc., Heat Biologics III, Inc., Heat Biologics IV, Inc., Zolovax, Inc., Abacus Biotech, Inc., and Blackhawk Bio, Inc. (collectively, the “Guarantors”), all Delaware corporations, described on Exhibit A attached hereto (the “Assets”) to Velocity Bioworks, Inc. (the “Buyer”), a Delaware corporation and wholly-owned subsidiary of Tivic Health Systems, Inc. (the “Parent”), as buyer pursuant to that certain secured party public sale process completed on November 24, 2025 (the “Sale”).

KNOW ALL PERSONS BY THESE PRESENTS, that the Seller does hereby give, grant, bargain, sell, assign, convey, transfer, deliver, and set over unto the Buyer, and its affiliates, successors and assigns, for and in consideration of $16,253,147.10, the receipt and sufficiency of which is hereby acknowledged, all of the Borrower’s right, title, and interest in, to, and under the Assets, AS IS, WHERE IS, WITHOUT REPRESENTATION, WARRANTY, OR RECOURSE.

TO HAVE AND TO HOLD, the Assets so given, granted, bargained, sold, assigned, conveyed, transferred, delivered, and set over unto the Buyer and its successors and assigns to and for its uses forever.

Nothing contained in this Bill of Sale, expressed or implied, shall be deemed to confer any rights or benefits upon any person not a party to this Bill of Sale.

This Bill of Sale shall be governed by and interpreted in accordance with the laws of the State of New York without reference to the conflicts of law principles of this or any other jurisdiction to the contrary.

[Signature Page Follows]

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IN WITNESS WHEREOF, intending to be legally bound hereby, the Seller has caused this Bill of Sale to be executed and delivered on the date first above written.

SELLER:

3i, LP, a Delaware limited partnership, as secured creditor of the Borrower and the Guarantors

By: 3i Management LLC, its general partner

By:      /s/ Maier J. Tarlow

Name: Maier J. Tarlow

Title: Manager

ACKNOWLEDGED AND AGREED

AS OF THE DATE FIRST SET FORTH

ABOVE:

BUYER:

Velocity Bioworks, Inc.,

a Delaware corporation

By:  /s/ Jennifer Ernst

Name: Jennifer Ernst

Title: Chief Executive Officer

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EXHIBIT A

Description of the Assets

All personal property and assets of the Borrower and the Guarantors, wherever located and now existing and owned, of every kind, nature and description, whether tangible or intangible, as follows: (i) all biologics manufacturing facilities, including upstream/downstream suites, QC/QA laboratories, analytical facilities, utilities, warehouse space, installed facilities upgrades and supporting infrastructure; (ii) all owned production equipment (stainless steel and single use), bioreactors, chromatography systems, chromatography skids, TFF units, freezers, incubators, analytical instrumentation, and supporting equipment; (iii) all furniture, fixtures, and equipment used in operations; (iv) all inventories of raw materials, work-in-process, buffer solutions, and finished goods; and (v) all intangible assets, including: (a) all SOPs, batch records, validation reports, master files, tech transfer packages, and manufacturing documentation, (b) all know-how, proprietary processes, analytical methods, and intellectual property; (c) all rights in domain names and trade dress related to the facility or CDMO operations; and (d) all software/IT systems (Master Control, NetSuite, Microsoft 360 and QMS systems) and associated licenses, to the extent assignable. Notwithstanding anything to the contrary contained in the Bill of Sale or in the Asset Purchase Agreement, and for the avoidance of doubt, the Seller is not conveying, and the Buyer is not receiving, any claims, rights, or causes of action that the Seller may have, or that may constitute collateral that the Seller would be entitled to recover with respect to, against the respective boards, management, employees, professionals, and advisors of the Borrower and the Guarantors, all of which shall remain property and/or collateral of the Seller.

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